Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

ISBA Announces 2016 Earnings

Mt. Pleasant, Michigan, February 14, 2017 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s 2016 earnings results. The Corporation reported net income of $13.80 million for the year ended December 31, 2016.
“We are pleased to report 2016 was another successful year for Isabella Bank Corporation,” stated Jae Evans, Chief Executive Officer for Isabella Bank Corporation. “Our success was a result of strong loan growth, continued improvement in our credit quality indicators, and strategies implemented to improve consumer and mortgage loan processes. These strategies, coupled with our community banking philosophy, and focus on delivering excellent customer service, have been instrumental in this achievement.”
Net Income
The Corporation's net income and earnings per common share for 2016 were $13.80 million and $1.77, respectively, compared to $15.13 million, and $1.95, respectively, for 2015. While interest income for 2016 increased $2.16 million in comparison to 2015, the decrease in net income and earnings per common share, in comparison to 2015, is due primarily to changes in the provision for loan losses. Despite significant loan growth during 2016, improvements in various credit quality indicators and increased net loan recoveries, the Corporation recorded a reversal of the provision for loan losses in the amount of $135,000. By contrast, in 2015, light growth in gross loans during the period, coupled with significant improvements in various credit quality indicators, resulted in a reversal of the provision for loan losses in the amount of $2.77 million.
Assets
As of December 31, 2016, total assets increased to $1.73 billion and assets under management grew to a record $2.43 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $700.58 million.
Loans
The Corporation's $160.12 million growth in the loan portfolio during 2016 was largely driven by an increase in the commercial loan portfolio of $127.28 million. Strategies the Corporation implemented during the second quarter of 2016 related to the delivery and processing of residential mortgage and consumer loans also contributed to the increased volume. As a result, residential mortgage loans and consumer loans at the end of 2016 were $266.05 million and $42.41 million, respectively, compared to $251.50 million and $34.70 million as of December 31, 2015.
Net Interest Income
During 2016, net interest income increased by $1.46 million in comparison to the year ended December 31, 2015, primarily the result of the loan growth described above. Of the $2.16 million increase in total interest income for 2016 in comparison to 2015, $2.68 million was attributable to loan interest income.
The Corporation's net yield on interest earning assets remained historically low at 3.00% for the year ended December 31, 2016. While the Federal Reserve Bank increased rates 25 basis points in December 2016 with additional increases projected for 2017, significant improvements in the net yield on interest earning assets are not expected in the short term. Increases in net interest income are expected to occur only through continued strategic growth in loans, investments, and other income earning assets.

Dividends
During the fourth quarter of 2016, the Corporation paid a $0.25 per common share cash dividend bringing year-to-date dividends to $0.98 which represented a 4.26% increase over the per common share cash dividend for 2015. Based on the Corporation's closing stock price of $27.85 as of December 30, 2016, the annualized cash dividend yield was 3.52%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank, the Corporation’s banking subsidiary, has 29 banking locations and a loan production office throughout seven Mid‐Michigan counties and has been recognized on the Detroit Free Press list of “Top 100 Workplaces” for each of the past three years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.